Exhibit 99.1

DUNKIN’ BRANDS NAMES SCOTT MURPHY PRESIDENT, DUNKIN’ AMERICAS

Dana Reid Appointed Vice President, Field Marketing, Dunkin’ U.S.

CANTON, Mass. (December 12, 2019) – Dunkin’ Brands, the parent company of Dunkin' and Baskin-Robbins, today announced that Scott Murphy, formerly Dunkin’ U.S. Chief Operating Officer, has been promoted to President, Dunkin’ Americas. He assumes the role from Dave Hoffmann, who continues to serve as Dunkin’ Brands CEO. Additionally, Dana Reid has been promoted to Vice President, Field Marketing, Dunkin’ U.S.

Murphy, a 15-year veteran with the company, will have responsibility in his new role for all aspects of operations, restaurant development, franchising, field marketing, supply chain, and consumer packaged goods (CPG) for the approximately 10,000 Dunkin’ restaurants in North and South America.

“Scott is a rare leader who is both strategic and impactful. He inspires all who work with him through his vision, attention to detail, and ability to implement change. During his tenure with the company, Scott has earned the respect of his peers, forged strong relationships with franchisees and suppliers, and contributed significantly to the company’s success with a strong focus on franchisee profitability. He has also been a key leader in implementing the Blueprint for Growth, our five-year strategic plan for Dunkin’ U.S.,” said Dave Hoffmann, Dunkin’ Brands CEO. “His most recent accomplishments include the rollout of menu simplification, our highly successful espresso relaunch, operational improvements, and the expansion of our NextGen restaurants. I am confident that under Scott’s leadership, we will continue to build on our legacy of strong franchisee relations and drive customer noticeable change at Dunkin’.”

“I am also pleased to announce the promotion of Dana Reid. Dana is a strong people manager with keen marketing skills and solid franchisee relationships, making her the ideal leader to oversee our field marketing team, which works closely with operations and franchisees to drive sales, traffic and brand loyalty,” continued Hoffmann.  “With the promotion of these two deserving individuals, I am confident we will better serve our guests, better partner with our franchisees and continue to move the Dunkin’ U.S. business forward.”

Murphy joined Dunkin’ Brands in 2004 as Director, International Supply Chain and became the Vice President of Strategic Supply later that same year. In 2013, he was named Chief Supply Officer & SVP International Operations and was promoted to Senior Vice President of Operations, Dunkin’ U.S. & Canada in 2015. He was named Dunkin’ U.S. Chief Operating Officer in 2018. Prior to Dunkin’, Murphy was with A.T. Kearney, a global management consulting firm. He graduated from Georgetown University with a Bachelors’ degree in marketing and international business. He earned his MBA from the MIT Sloan School of Management.

Reid joined Dunkin’ Brands in 2008 as a Dunkin’ U.S. Field Marketing Manager and was promoted to Director in 2017. She became Senior Director for the same division in 2018. Prior to Dunkin’, Reid was Vice President, Marketing and Communications, for the Fenway Sports Group. She began her career with MasterCard Worldwide as part of their sponsorships team. Reid earned her Bachelors’ degree in sports management from the University of Massachusetts, Amherst.
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About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2019, Dunkin' Brands' 100 percent franchised business model included over 13,000 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

Michelle King
Sr. Director Global Public Relations
Michelle.king@dunkinbrands.com
781-737-5200